Exhibit 10.2

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (this “Agreement”) is entered into as of September 10, 2014, by and between Jerome Rossi (the “Consultant”) and The TJX Companies, Inc. (“TJX”).

WHEREAS, the Consultant is currently employed by TJX as Senior Executive Vice President, Group President;

WHEREAS, the employment of the Consultant by TJX and its affiliates (the “Company”) is expected to terminate on January 31, 2015 as a result of the Consultant’s retirement from the Company (such retirement, on such date, the “Retirement”);

WHEREAS, the Consultant and TJX have entered into a letter agreement dated September 10, 2014 (the “Letter Agreement”) that confirms the Consultant’s entitlement to, and agreement with, certain rights and obligations upon Retirement, including the Consultant’s agreement to be available to provide certain services to the Company following such Retirement as a non-employee consultant;

WHEREAS, the Consultant has unique knowledge and information that particularly qualify him to provide the consulting services described herein; and

WHEREAS, TJX and the Consultant agree that for a period of time following the Retirement, Consultant will provide TJX and its affiliates with consulting services as described herein.

NOW, THEREFORE, in consideration of the foregoing and the mutual promises set forth in this Agreement, the parties hereby agree as follows:

1. Effective Date. This Agreement shall become effective on February 1, 2015 (the “Effective Date”), subject to the Consultant’s Retirement. For the avoidance of doubt, this Agreement is expressly conditioned upon the occurrence of the Retirement; should the Retirement not occur, this Agreement shall be void and of no force or effect.

2. Term. TJX hereby engages the Consultant to provide the consulting services specified hereunder during the six (6)-month period beginning on the Effective Date and continuing through July 31, 2015 (the “Consulting Period”). The Consulting Period (i) may be terminated by the Consultant upon the expiration of 30 days following written notice to TJX; (ii) may be terminated by TJX at any time; and (iii) may be extended by mutual written agreement. At the expiration or other termination of the Consulting Period, this Agreement shall terminate immediately and TJX shall have no further obligation to the Consultant hereunder other than for payment for the Consultant’s services hereunder through the date of termination.

3. Services. The Consultant shall perform such project-based services (the “Services”) with respect to TJX’s business activities as may be specified from time to time by the President of TJX (or by such other representative as TJX may designate by notice to Consultant) and at such times as such officer or representative may specify and as are reasonably acceptable to the Consultant. The Consultant and TJX hereby acknowledge and agree that the need for Services may fluctuate during the Consulting Period depending on the nature and scope of the applicable project-based activities.

4. Consulting Fee; No Other Compensation or Benefits. As compensation for the Services, TJX will pay to the Consultant (a) a per diem consulting fee of $7,500 per day for any day on which the Consultant is asked to and does actually provide services to TJX plus (b) any travel or business expenses incurred by Consultant that are authorized for reimbursement by TJX in accordance with standard TJX policies. Except as provided in this paragraph 4 or by the Letter Agreement, the Consultant will not be entitled to any other compensation and will not be entitled to participate in or receive benefits under any employee benefit or other benefit plan, program or arrangement of any kind maintained by the Company, including, without limitation, life, medical and disability benefits, pension, profit sharing or other retirement plans or other fringe benefits, regardless of how the Services are characterized by any other person (including any governmental agency). The Consultant expressly waives his rights to any benefits to which he was, or might have become, entitled and agrees not to make any claim for any such benefits and to indemnify and hold the Company and its plans and all those connected with them harmless from all liabilities and expenses in any way arising out of any such claim by the Consultant or by anyone claiming through the Consultant; provided, that the Consultant does not hereby waive any rights that he may have under the Letter Agreement or any rights to COBRA continuation of health coverage. TJX will make all payments to Consultant by check or wire-transfer payable to such payee as Consultant may timely identify by written notice to TJX, including to a limited liability company hereinafter established by Consultant, subject in each case to applicable TJX policies and provided, for the avoidance of doubt, that nothing herein shall be construed as affecting TJX’s discretion to determine the appropriate tax reporting of any and all payments hereunder.

5. Confidentiality. Consultant agrees that (i) his Services are unique, that they may involve development of TJX relationships with key suppliers, service providers, and customers, as well as with key TJX employees and that Consultant’s work for TJX under this Agreement will give him access to highly confidential information not available to the public or competitors, including trade secrets and confidential marketing, sales, product development and other data and information which would be impracticable for TJX to effectively protect and preserve in the absence of this paragraph 5 and the disclosure or misappropriation of which could materially adversely affect TJX and its related entities; (ii) except in the course of performing Consultant’s duties provided for herein, Consultant shall not, at any time, divulge to any other entity or person any confidential information acquired by Consultant concerning the Company’s financial affairs or business processes or methods or their research, development or marketing programs or plans, or any other of its trade secrets. In the event Consultant is requested to or required to make disclosure of information subject to this paragraph 5 under any court order, subpoena or other judicial process, then, except as prohibited by law, Consultant will promptly notify TJX, take all reasonable steps requested by TJX to defend against the compulsory disclosure and permit TJX to control with counsel of its choice any proceeding relating to the compulsory disclosure. Consultant acknowledges that all information, the disclosure of which is prohibited by this paragraph 5, is of a confidential and proprietary character and of great value to TJX. Consultant agrees that upon the termination of this Agreement he will promptly return all confidential information to TJX.

6. Relationship of the Parties; Limitations on Authority. TJX and the Consultant acknowledge and agree that the Consultant is an independent contractor in the performance of Services under this Agreement and that nothing contained in this Agreement is intended to create or continue an employment relationship, partnership or joint venture between TJX and the Consultant. As an independent contractor, the Consultant will work independently and will not receive training or direction from TJX or its affiliates, other than as to the goals to be achieved through the Services. The Consultant is free to accept engagements from others during the Consulting Period, subject, for the avoidance of doubt, to the terms of the Letter Agreement, and further provided that any such engagements do not prevent the Consultant from performing the Services described herein. The Consultant shall have no right, power or authority to bind TJX or any of its affiliates to the fulfillment of any condition, contract or obligation or to create any liability binding on TJX or any of its affiliates at any time during the Consulting Period or thereafter. TJX will not be responsible for any expenses or liabilities incurred by the Consultant, except for any travel or business expenses authorized by TJX for reimbursement.

7. Taxes. As an independent contractor, the Consultant shall be solely responsible for the payment of any and all federal, state and local income and other taxes on any sums received from TJX or its affiliates under this Agreement. The Consultant shall indemnify TJX and hold it harmless from and against any obligation imposed on TJX or its affiliates to pay withholding taxes, social security, unemployment, or other taxes, fees or penalties in connection with any payments made to the Consultant pursuant to this Agreement.

8. Miscellaneous. This Agreement contains the entire agreement between the Consultant and TJX and its affiliates with respect to, and replaces all prior agreements, whether written or oral, with respect to the Services to be provided by the Consultant under this Agreement following Retirement; provided, for the avoidance of doubt, that nothing herein shall be construed as replacing, superseding or otherwise limiting the Company’s or the Consultant’s rights or obligations under the Letter Agreement (including, without limitation, under any plans, agreements or other arrangements referenced in the Letter Agreement to the extent necessary to give effect to the Letter Agreement). This Agreement may not be amended and no breach will be waived unless agreed in writing by the Consultant and an authorized officer of TJX. All notices to TJX shall be sent to TJX’s General Counsel, at The TJX Companies, Inc., 770 Cochituate Road, Framingham, MA 01701, or such other address as TJX may designate by notice to Consultant.

IN WITNESS WHEREOF, this Agreement has been executed by TJX, by its duly authorized representative, and by the Consultant, as of the date first above written.

THE CONSULTANT:		THE TJX COMPANIES, INC.

By:	/s/ Jerome Rossi	By:	/s/ Ernie Herrman
	Jerome Rossi		Name:	Ernie Herrman
			Title:	President